EXHIBIT 10.26

November 26, 2024

DELIVERED BY ELECTRONIC MAIL

CONFIDENTIAL WITHOUT PREJUDICE

Ms. Heather Stark

[Address]

Re: Notice of Termination of Employment

Dear Heather:

Further to our discussions, we confirm that your employment with WW Canada, ULC (the “Company”) will terminate effective on December 27, 2024 (the “Separation Date”). This letter (this “Letter”) acts as notice of termination of your employment, whether under contract (including without limitation your Employment Agreement dated May 1, 2023 (the “Employment Agreement”)), the Employment Standards Act, 2000 (Ontario), as amended or replaced (the “ESA”), common law or otherwise.

The Company will comply with all requirements of the ESA in respect of the termination of your employment.

From now until the Separation Date (or earlier if you decide to leave or are terminated for cause), the Company will not alter any of your terms and conditions of employment, including but not limited to your Base Pay and benefits. Until the Separation Date, however, the Company expects you to fulfill your duties as an employee diligently, in good faith and to the best of your abilities. The Company shall pay all unpaid and accrued Base Pay and your 2024 vacation allowance and shall pay any business expenses in accordance with Company policy up to the Separation Date. For clarity, you will be paid 5 weeks of vacation pay, which payment will be made in the regular course payroll of December 25, 2024.

In addition to this working notice, in accordance with Section 16(c) of the Employment Agreement, in order to assist you in your efforts to obtain alternate employment following the Separation Date, the Company has prepared the below separation package (the “Separation Package”) which is made without prejudice and is conditional in that, to be enforceable and binding upon the Company, you must:
(a) remain employed with the Company until the Separation Date;

(b) agree to the terms set out below by signing a copy of this Letter and returning it to me by December 3, 2024;

and

(c) agree to the terms set out below by signing and returning, in consideration of the benefits and payments which exceed the minimum requirements of the ESA, and in compliance with Section 16(d) of the Employment Agreement, a copy of the attached Full and Final Release no later than 7 days following the Separation Date; provided, however, that you must not sign it prior to the Separation Date.

If you do not fulfil the conditions set out above, the Company will provide you only what is required under the ESA.

The terms and conditions of the conditional enhanced Separation Package are as follows. All capitalized terms not defined herein have the meaning ascribed to such terms in the Employment Agreement:

1.
Separation Payment. Subject to the conditions set forth in this Separation Package, in accordance with Section 16(c)(i)(A) and (B) of the Employment Agreement, the Company shall pay you, in a lump sum, the following (collectively, the “Separation Payment”):
(a) $753,846.15, which is equivalent to 56 weeks of your Base Pay; and
(b) $490,000, which is equivalent to 56 weeks of your target Bonus with respect to the Separation Period, subject to the Company having received a fully executed copy of the attached Full and Final Release, the Separation Payment will be paid no later than January 10, 2025.
2.
Lump Sum Payment in lieu of RRSP Contributions. The Company will make a one-time lump sum payment of $16,993.85, less applicable deductions and withholding obligations, in lieu of the continued matching contributions to the Company’s group RRSP during the Separation Period up to 5% of your Base Pay as set forth in Section 16(c)(i)(C) of the Employment Agreement (and subject to legislative or other limits on RRSP contributions). Subject to the Company having received a fully executed copy of the attached Full and Final Release, such payment will be paid no later than January 10, 2025.
3.
Group Benefits. The Company will make a one-time lump sum payment of $8,592.82 less applicable deductions and withholding obligations, in lieu of the continuation of your basic health and dental benefits during the Separation Period (i.e., 56 weeks) as set forth in Section 16(c)(i)(D) of the Employment Agreement. Subject to the Company having received a fully executed copy of the attached Full and Final Release, such payment will be paid no later than January 10, 2025.

The Company strongly recommends that you take whatever steps you feel appropriate to obtain replacement benefit coverage when your existing coverage ceases. You may have conversion options regarding life insurance, at your own expense, under the group policy to turn it into an individual policy. You should contact the Company for more information regarding this conversion option.

4.
2024 Annual Cash Bonus. If the Company approves bonus payout for the Company’s 2024 fiscal year, you will be entitled to receive the same annual cash bonus payment for fiscal year 2024 that you would have received had you been actively employed to the date of the payout, calculated in accordance with the performance-based bonus plan, which cash bonus payment shall be made to you at such time as the 2024 annual bonus is paid to other employees of the Company.
5.
Lump Sum Payment in lieu of Outplacement Counselling. The Company will pay you in a lump sum $10,000 for outplacement counselling, and subject to the Company having received a fully executed copy of the attached Full and Final Release, such payment will be paid no later than January 10, 2025.
6.
Tax Assistance. You shall be entitled to the continuation of tax consulting services, at the Company’s (or an affiliate thereof) expense, provided by Blick Rothenberg on matters relating to US tax law, and for filings of any requisite US federal and state tax returns so long as this is necessary with respect to amounts earned while employed by the Company or any of its affiliates and there is a connection with your activity for the Company or such an affiliate until the Separation Date.
7.
Reimbursement of Legal Fees. The Company shall reimburse you for legal fees that you have incurred in connection with obtaining independent legal advice regarding this separation agreement up to a maximum of $5,000, plus HST. Legal fees will be paid directly to your legal counsel, without deductions, within 21 days of provision of a pro forma invoice to the Company by your lawyers. In addition to the foregoing, should you incur legal costs to enforce the terms of this separation agreement and you prevail, the Company will reimburse you for your reasonable legal costs, including disbursements, and HST, incurred in relation to enforcing the terms of this separation agreement. Such legal costs will be reimbursed within 21 days of the provision of a pro forma invoice to the Company by your lawyers.

8.
Equity. Any rights or entitlements you may have under the Program shall be treated in accordance with the terms and conditions of the Program, any agreement you signed in respect of any grant thereunder, and Section 7 and 8 of the Employment Agreement.
9.
Company Property. As required by applicable law, and in accordance with Section 16(j) of the Employment Agreement, you must return on the Separation Date (or earlier date of your departure), in good condition, all Company property, including, without limitation, all equipment, laptop computers, credit cards, keys, security cards, mobile devices, smart phones, electronic devices, records, manuals, books, blank forms, documents (including all e-mails, letters, memoranda, notes, notebooks, and reports), electronic records, files, storage devices, programs, business cards, price lists, customer lists, catalogues, and all other data including copies thereof relating to the business or work of the Company and prepared, used or possessed by you, or under your control, in the course of your employment with the Company. To the extent any Company property resides on your personal computer hardware or software, including on any hard-drives, discs or other electronic storage media, you agree to make a copy of such property and deliver it to the Company, and immediately thereafter permanently destroy such property so that it is irretrievable. You agree to provide the Company with all passwords to any electronic systems or data you deliver to the Company. Notwithstanding the foregoing, you are permitted to retain your ipad, laptop computer and printer that are currently issued to you.
10.
Post-Employment Obligations. You acknowledge and shall continue to comply with your continuing obligations at law and under Sections 13 (Non-Solicitation) and 14 (Non-Competition) of the Employment Agreement, as well as the Confidentiality of Information and Ownership of Proprietary Property Agreement attached to the Employment Agreement. These obligations survive the termination of your employment with the Company and are incorporated by reference herein.

11.
Director and Officer Positions. In accordance with Section 16(h) of the Employment Agreement, you shall be deemed to resign automatically from all offices in the Company and its affiliates. Notwithstanding the foregoing, you shall cooperate with the Company in evidencing such resignations in writing as required by the Company. You shall retain all rights to indemnification, and directors and officers liability insurance coverage, for all claims which may have arisen in connection with your employment, as set forth in the Company’s existing insurance policies and/or as otherwise provided for in its corporate policies to the same extent as provided to directors and to other executive officers.

12.
Non-Disclosure. You agree to keep the terms of this Letter in strict confidence and not to disclose the fact, terms or nature of this Letter to any person, except to your immediate family and, to the extent that such disclosure may permit you to obtain tax planning, legal or similar advice, to your legal and financial advisers, and as may be required by law. You represent and warrant that your immediate family and advisors shall keep this Letter and the terms hereof confidential.

13.
Mutual Non-Disparagement. Both parties agree to refrain from engaging in any conduct that involves making or publishing written or oral statements or remarks, including, but not limited to, the repetition or distribution of derogatory rumours, allegations, negative reports, or comments, that could be construed as disparaging, damaging, or harmful to the integrity, reputation, or goodwill of the other party. For the Company, this includes statements about you, including your performance, character, or any aspect of your professional contributions during your tenure.

You agree not to engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its affiliates or related entities, their present and former officers, directors, employees, representatives and agents, or the products or services they provide (“Disparaging Conduct”). You further agree not to authorize or assist others to engage in Disparaging Conduct.

14.
Full and Final Release Form. In addition to the above conditions, all payments and benefits under this Letter which exceed the minimum requirements of the ESA are conditional upon you signing a copy of this Letter and signing the Full and Final Release form attached as Schedule “A” in the presence of a witness or by docusign and returning signed copies of both this Letter and release form to me as set out above.

15.
Ongoing Compliance. The obligation to pay the payments in this Letter is also conditional upon your ongoing compliance with your obligations hereunder. If you breach any of your obligations to the Company, the terms of this Letter (including paragraphs 9, 10, 11, 12 and 13) and the Full and Final Release will continue to be binding; however, all payments hereunder will cease, the Company will be under no obligation to make any further payments, and the Company will be entitled to repayment of all payments made hereunder, except as required by the ESA.

16.
Currency and Withholdings. All payments hereunder are in Canadian dollars and are subject to withholding taxes and statutory or authorized deductions.

17.
Acknowledgement. The Separation Payment and the other payments and benefits herein include all amounts to which you may be entitled under common law and contract (including without limitation the Employment Agreement), including termination and severance pay, and any vacation pay which may accrue after the Separation Date. You agree that the arrangements set out herein fully satisfy the Company’s and all affiliates’ obligations to you in respect of the termination of your employment and you will not be entitled to further notice of termination or severance pay under common law or contract.

18.
Severability. If any provision of this Letter or its application in a circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Letter and without affecting its application to other circumstances.

19.
Enurement. This Letter, which includes Schedule “A” attached hereto, shall enure to the benefit of and be binding upon you and the Company and our respective successors and assigns, including, without limitation, your heirs, executors, administrators and personal representatives.

20.
No Admission of Liability. You understand and agree that nothing in this conditional enhanced Separation Package shall be deemed to be an admission of liability on the part of the Company and, in fact, such liability is specifically denied by the Company.

21.
Entire Agreement. This Letter (and the continuing provisions of other agreements set out herein) sets forth the entire agreement between you and the Company regarding the terms of your Separation Package and you are not relying upon any representations or promises that are not expressly included in this Letter.

We believe we have prepared a fair and reasonable Separation Package. Please consider our offer and, if you wish, consult your financial or other advisors prior to signing this Letter and the Full and Final Release.

We expect to receive your response by the date set out above. In the meantime, you are welcome to contact me if you have any questions regarding the terms herein.

If you decline to accept this conditional enhanced Separation Package, this offer will be revoked and the Company will comply with its minimum requirements under the ESA. Further, all Company property, as described in paragraph 9 above, must be returned regardless of whether you accept this Separation Package and/or sign the attached Full and Final Release.

Sincerely yours,

/s/Jacqueline Cooke
Jacqueline Cooke
President, WW Canada, ULC

I have read and understand and agree to the terms of this Letter. I also agree to sign and to be bound by the terms of the attached Full and Final Release form. I acknowledge that I have been given the opportunity to obtain independent legal advice with respect to this Letter, the Separation Package and attached Full and Final Release form.

HEATHER STARK

/s/ Heather Stark

Date: 11/26/2024

SCHEDULE ‘A’

FULL AND FINAL RELEASE

I, HEATHER STARK, in exchange for the consideration of the payments and other benefits described in the attached letter agreement dated November 26, 2024 (the “Separation Agreement”), and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, agree, represent and warrant that:

1. I remise, release, acquit and forever discharge WW CANADA, ULC, WW INTERNATIONAL, INC. and all of their predecessor, subsidiary, parent, related, affiliated and successor companies (collectively, the “Companies”) and all present and former officers, directors, employees, representatives and agents of the Companies (collectively, the “Released Individuals”) (the Companies and the Released Individuals are collectively referred to as the “Releasees”) of and from all actions, causes of action, applications, suits, complaints, grievances, liabilities, debts, demands, damages, costs, torts (both intentional and unintentional), dues, bonds, accounts, covenants, contracts, statutory rights and all or any claims whatsoever that exist or may exist which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever, whether known or unknown in fact or in law (collectively, “Claims”), including without limitation, all or any Claims in respect of: (a) my hiring and employment by any of the Releasees; (b) the termination of such employment; (c) any benefits provided to me or which should have been provided to me during my employment or subsequent to the termination of my employment; (d) any statement, act or omission made by or on behalf of any Releasee; and (e) all past, present or future payments from any and all compensation or incentive programs of the Companies.

2. I have no further Claim against the Releasees or any of them including, without limitation, Claims in respect of my employment or the termination of such employment, any complaints of reprisal or retaliation or claims for specific performance, damages, reinstatement, salary, wages, commissions, variable compensation, notice of termination, pay in lieu of such notice, severance pay, perquisites, expenses, pension contributions, retirement savings account contributions, allowances, benefits, retirement benefits, arrangements in respect of equity in the Companies, bonus or other incentive compensation, interest, vacation pay, overtime pay, holiday pay, intentional or negligence misrepresentation, fraud, fraudulent inducement, personal injury, emotional distress, bad faith, defamation, slander, libel or injury to reputation or any other Claims whether under contract, the common law, equity, any policy of any of the Companies, regulation or statute, including without limitation: any applicable employment standards legislation, as amended or replaced, including the Employment Standards Act, 2000 (Ontario), or similar legislation, including the Pay Equity Act (Ontario), the Labour Relations Act, 1995 (Ontario), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act (Ontario), the Occupational Health and Safety Act (Ontario), the Accessibility for Ontarians with Disabilities Act (Ontario) or any other similar legislation.

3. I have had the opportunity to discuss or otherwise canvass with my legal counsel any and all human rights complaints, concerns, issues or potential applications against the Releasees and I further represent and acknowledge that the Releasees have complied with the Human Rights Code (Ontario) (the “Code”) in their treatment of me. I am aware of my rights under the Code and I am not asserting any rights or advancing a human rights claim, application or complaint and I have not commenced any human rights claims, applications or complaints against any Releasees.

4. I will not make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against any of the Releasees in respect of any matter covered by this Full and Final Release. I also agree not to make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against any person, corporation or other entity who or which might claim contribution, indemnity or any other relief from any of the Releasees.

5. I fully accept sole responsibility to replace those employment benefits that I wish to continue and to exercise conversion privileges, where applicable, with respect to my employment benefits. In the event that I become disabled, I covenant not to sue the Releasees or applicable benefits carrier(s) for insurance or other benefits (including disability benefits) or for loss of benefits. I hereby release the Releasees from any further obligations or liabilities relating to my employment benefits.

6. If I make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against the Releasees in respect of any Claim for or by reason of any cause, matter or thing, this Full and Final Release may be raised as a complete bar to any such Claim or proceedings. I will be liable to the applicable Releasees for any costs and expenses, including reasonable legal fees, incurred by any of the Releasees in responding to any such Claim or proceedings.

7. I will maintain the terms of the Separation Agreement and this Full and Final Release in strict confidence and will not disclose such terms to any person, except to my immediate family and to the extent that such disclosure may be required by law or to permit me to obtain tax planning, legal or similar advice. I covenant that any of the members of my immediate family and my advisors to whom I disclose the terms of the Separation Agreement and/or this Full and Final Release will in turn agree to be bound by this same non-disclosure obligation and that any disclosure of the terms of the Separation Agreement and/or Full and Final Release by any of them will be considered a breach of the Separation Agreement and Full and Final Release by me.

8. All of the foregoing shall enure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.

I represent that I have read this Full and Final Release and have had an opportunity to obtain independent legal advice in respect of the Separation Agreement and this Full and Final Release. I represent that I understand that this Full and Final Release contains a full and final release of all Claims that I have or may have against the Releasees and that there is no admission of liability on the part of the Releasees and that any such liability is denied. I represent that I am executing this Full and Final Release freely and voluntarily.

SIGNED in the presence of:

/s/Nick Mosgrove	/s/ Heather Stark

WITNESS SIGNATURE HEATHER STARK

Nick Mosgrove	27/12/2024

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